As filed with the Securities and Exchange Commission on April 5, 2021
Registration No. 333-220044

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
APEX GLOBAL BRANDS INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-4182437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5990 Sepulveda Boulevard
Sherman Oaks, CA 91411
(818) 908-9868
(Address, including zip code and telephone number, of principal executive offices)

Apex Global Brands Inc. Amended and Restated 2013 Stock Incentive Plan
(Full title of the plan)

Henry Stupp
Chief Executive Officer
5990 Sepulveda Blvd.
Sherman Oaks, California 91411
(Name and address of agent for service)
(818) 908-9868
(Telephone number, including area code, of agent for service)
Copy to:
Scott M. Stanton
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Drive, Suite 300
San Diego, CA 92130
(858) 314-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller Reporting Company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Apex Global Brands Inc. (the “Company”) on Form S-8 (Registration No. 333-220044), filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2017 (the “Registration Statement”), which registered the offering of 500,000 shares of common stock, par value $0.02 per share (“Common Stock”), pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan.
On April 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of February 16, 2021 (the “Merger Agreement”), by and among the Company, Galaxy Universal LLC (“Parent”), Galaxy Apex Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”) and Eugene Robin, solely in his capacity as Credit Party Representative, Merger Sub merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).  As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.
In connection with the Merger and other transactions contemplated by the Merger Agreement, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

 SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherman Oaks, State of California, on this 5th day of April, 2021.

APEX GLOBAL BRANDS INC.

By:	/s/ Henry Stupp
Name:	Henry Stupp
Title:	Chief Executive Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.